Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES

FISCAL 2006 FIRST QUARTER RESULTS

Mentor, Ohio (August 9, 2005) - STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2006 first quarter ended June 30, 2005. For the first quarter, revenues increased 9% to $276.7 million compared with $254.8 million in the first quarter of fiscal 2005. Operating income was $27.2 million compared with $28.0 million last year. Net income was $17.3 million, or $0.25 per diluted share, compared with net income of $17.6 million, or $0.25 per diluted share, in the first quarter of fiscal 2005.

“This was another solid quarter of revenue growth for the Healthcare and Isomedix segments while we continue to work through weak demand in Europe for Life Sciences,” said Les C. Vinney, STERIS’s president and chief executive officer. “Our most recent acquisitions are contributing strongly to our overall growth and the integration of those businesses is progressing well. On the cost side this quarter, we continued to face a headwind of increased raw material costs, and we had increased expenses associated with integrating our newly acquired businesses. We expect performance trends for our business to improve for the remainder of the year. Our cash flow from operations remained very strong this quarter and bodes well for the year. During the quarter, we utilized a portion of that cash by initiating our first quarterly dividend and increasing our share repurchase activity, further reflecting the flexibility STERIS has to return value to shareholders.”

Segment Results

As STERIS continues the evolution of reporting for its business segments, the Company has made a change in the reporting of its global service business which impacts the revenue and operating income of the Healthcare and Life Sciences segments, effective April 1, 2005. The revenue and operating income amounts have been adjusted in each segment to reflect these changes and fiscal 2005 amounts have been reclassified to conform to the fiscal 2006 presentation. A detailed breakout of the change is included with the financials at the end of this release.

STERIS Corporation

News Announcement

Healthcare revenues increased 10% to $185.8 million compared with the first quarter of fiscal 2005. Revenue growth in the quarter was largely driven by double-digit growth in recurring revenue from consumables and service. In addition, international growth was strong within the Healthcare business segment. Acquisitions contributed 4% to the revenue growth rate. Operating income declined 6% to $23.2 million, as increased raw material costs impacted gross margins, and recently acquired companies drove an increase in operating expenses.

Life Sciences first quarter revenues were $58.4 million, a decline of 6% compared with the first quarter of fiscal 2005. The decline in revenues stemmed largely from reduced demand for capital equipment, particularly in the European market. Partially offsetting that, consumable revenues grew at a double-digit level compared with the prior year quarter. Life Sciences reported an operating loss of $2.3 million in the quarter, compared with an operating loss of $1.8 million in the first quarter of fiscal 2005. The operating loss was primarily driven by lower volume levels for capital equipment.

First quarter revenues for Isomedix Services increased 33% to $32.5 million compared with the same period last year. Organic revenue growth was solid at 7%, with the remainder of the growth attributable to the acquisition of certain assets from Cosmed during the fourth quarter of fiscal 2005. Operating income increased 28% to $6.3 million.

Cash Flow

Cash provided by operations in the first quarter of fiscal 2006 was $41.1 million, compared with $42.2 million in the first quarter of fiscal 2005. Free cash flow, defined as operating cash flow less capital expenditures, was $32.9 million in the first quarter of fiscal 2006, compared with free cash flow of $31.7 million in the prior year first quarter. Capital expenditures in the first quarter of fiscal 2006 were $8.1 million, compared with $10.5 million in last year’s first quarter.

STERIS Corporation

News Announcement

During the quarter, the Company repurchased 1,623,300 shares of its common stock at an average price of $24.27 per common share for a total cash amount of $39.4 million. At the end of the quarter, approximately 1.1 million common shares remained under the Company’s currently authorized share repurchase program.

Outlook

Based upon first quarter results and current anticipated trends, the Company continues to expect revenue growth for fiscal 2006 to be in the range of 7-9% and earnings to be in the range of $1.37 to $1.42 per diluted share. For the second quarter of fiscal 2006, the Company currently anticipates revenue growth of 7-9%, and earnings in the range of $0.26 to $0.28 per diluted share.

Conference Call

In conjunction with this press release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-888-392-9976 in the United States and Canada, and 1-517-645-6486 internationally, then referencing the password “STERIS” and the conference leader’s name, “Aidan Gormley.”

For those unable to listen to the conference call live, a replay will be available from 12:00 p.m. Eastern time on August 9, 2005, until 5:00 p.m. Eastern time on August 23, 2005, either over the Internet at www.steris-ir.com or via phone by calling 1-800-756-3940 in the United States and Canada, and 1-402-998-0796 internationally.

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company’s more than 5,000 dedicated employees around the world work together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

STERIS Corporation

News Announcement

Contact: Aidan Gormley, Senior Director, Corporate Communications and Investor Relations at 440-392-7607.

# # #

This news release and the conference call referenced herein may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward- looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any future financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing or raw material cost that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings, regulations, certifications or other requirements or standards may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, results, or value, (d) the potential of international unrest or effects of fluctuations in foreign currencies of countries where the Company does a sizeable amount of business, and (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services.

STERIS Corporation

Consolidated Condensed Statements of Income

(In thousands, except per share data)

	Three Months Ended June 30,
	2005	2004
	(Unaudited)	(Unaudited)
Revenues	$276,698	$254,797
Cost of revenues	158,927	144,905

Gross profit	117,771	109,892
Operating expenses:
Selling, general, and administrative	81,793	72,566
Research and development	8,729	9,311

	90,522	81,877

Income from operations	27,249	28,015
Non-operating (income) expense, net	(706)	701

Income before income tax expense	27,955	27,314
Income tax expense	10,623	9,697

Net income	$17,332	$17,617

Earnings per common share (EPS) data:
Basic earnings per common share	$0.25	$0.25
Diluted earnings per common share	0.25	0.25

Weighted average number of common shares outstanding used in EPS computation:
Basic number of common shares outstanding	69,127	69,475
Diluted number of common shares outstanding	69,886	70,442

STERIS Corporation

Consolidated Condensed Balance Sheets

(In thousands)

	June 30, 2005	March 31, 2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,453	$26,179
Accounts receivable, net	225,605	281,401
Inventories, net	110,074	96,197
Other current assets	19,756	16,355

Total Current Assets	392,888	420,132

Property, plant, and equipment, net	406,431	413,578
Goodwill and intangible assets, net	341,006	350,156
Other assets	1,868	1,856

Total Assets	$1,142,193	$1,185,722

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$56,306	$67,550
Other current liabilities	133,199	154,265

Total Current Liabilities	189,505	221,815

Long-term debt	125,717	104,274
Other liabilities	104,101	103,995
Shareholders’ equity	722,870	755,638

Total Liabilities and Shareholders’ Equity	$1,142,193	$1,185,722

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended June 30,
	2005	2004
	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare	$185,760	$168,414
Life Sciences	58,432	61,948
STERIS Isomedix Services	32,506	24,435

Total Segment Revenues	$276,698	$254,797

Segment Operating Income (Loss):
Healthcare	$23,243	$24,814
Life Sciences	(2,331)	(1,753)
STERIS Isomedix Services	6,337	4,954

Total Segment Operating Income	$27,249	$28,015

	Fiscal Year 2005
	Quarter 1	Quarter 2	Quarter 3	Quarter 4
Segment Revenues:
Healthcare	$168,414	$179,218	$197,251	$218,996
Life Sciences	61,948	61,382	62,213	65,531
STERIS Isomedix Services	24,435	24,246	24,925	31,186

Total Segment Revenues	$254,797	$264,846	$284,389	$315,713

Segment Operating Income (Loss):
Healthcare	$24,814	$27,284	$35,244	$41,051
Life Sciences	(1,753)	(800)	15	(848)
STERIS Isomedix Services	4,954	4,383	4,653	5,996

Total Segment Operating Income	$28,015	$30,867	$39,912	$46,199

Fiscal 2005 segment revenues and operating results have been reclassified from previously reported amounts to conform with the current period’s presentation, reflecting the change in the reporting of the service business.

STERIS Corporation

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Three Months Ended June 30,
	2005	2004
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$17,332	$17,617
Non-cash items	13,129	17,898
Working capital adjustments	10,632	6,727

Net cash provided by operating activities	41,093	42,242

Investing Activities	(8,144)	(10,545)

Financing Activities:
Proceeds (payments) under credit facilities, net	21,600	(5,247)
Payments on long-term obligations and capital leases, net	(1,675)	(1,118)
Repurchases of common shares	(39,394)	(28,149)
Cash dividends paid to common shareholders	(2,767)	—
Stock options and other equity transactions	1,386	2,646

Net cash used in financing activities	(20,850)	(31,868)
Effect of exchange rate changes on cash and cash equivalents	(825)	(311)

Increase (decrease) in cash and cash equivalents	11,274	(482)
Cash and cash equivalents at beginning of period	26,179	80,408

Cash and cash equivalents at end of period	$37,453	$79,926

	Three Months Ended June 30,
	2005	2004
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:
Cash flows from operating activities	$41,093	$42,242
Purchases of property, plant, equipment and intangibles, net	8,144	10,545

Free Cash Flow	$32,949	$31,697

Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment, and intangibles, net (capital expenditures). Free cash flow is a non-GAAP figure used by the Company as a measure to gauge its ability to invest for growth. STERIS’s calculation of free cash flow may vary from other companies.